Exhibit 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q4 2018 Earnings Call

Company Participants:

T. Wilson Eglin, Chief Executive Officer and President

Patrick Carroll, Chief Financial Officer

Brendan Mullinix, Executive Vice President

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Fourth Quarter Earnings Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Heather Gentry, Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust Fourth Quarter 2018 Conference Call and Webcast. The earnings release was distributed this morning and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions. However, certain factors and risks, including those included in today's earnings press release and those described in reports that Lexington files with the SEC from time to time, could cause Lexington's actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to adjusted company FFO refer to adjusted company funds from operations available to all equity holders and unitholders on a fully diluted basis.

Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flow.

On today's call, Will Eglin, CEO; Pat Carroll, CFO; and Executive Vice Presidents, Brendan Mullinix, Lara Johnson and James Dudley, will provide commentary around our fourth quarter results.

I will now turn the call over to Will.

T. Wilson Eglin:

Thanks, Heather, and good morning, everyone. Lexington celebrated a memorable milestone in October, marking our 25th anniversary as a public company. Our strategy has been refined, and we've implemented a number of changes in recent years, all of which are extremely positive, and we believe 2018 was pivotal for us as we transition to being a single-tenant industrial net-leased REIT. We are enthusiastic about our prospects and looking forward to the next 25 years and beyond.

Shifting gears, we were pleased with our execution across the board last year and are fully engaged in continuing our repositioning efforts. Office and other noncore dispositions exceeded $1 billion for the year, and acquisitions totaled $316 million of well-located, general-purpose warehouse distribution centers. As a result, we increased our industrial exposure to approximately 71% of total gross book value from 49% at the end of 2017. We have concentrated on adding high-quality warehouse distribution assets in both primary and secondary markets as we have grown our industrial portfolio. We have been among the most active investors in the market over the last 3 years having added 17 million square feet of industrial product to the portfolio, substantially all of which have been warehouse and distribution facilities.

Furthermore, almost 50% of our current industrial portfolio on both the square footage and GAAP and cash revenue basis is now located within the top 25 U.S. industrial markets. As a well-capitalized, long-term real estate investor in a sector with compelling fundamentals, our appetite remained strong for high-quality, single-tenant industrial real estate. We continue to find attractive opportunities in the marketplace, although the industrial landscape remains competitive.

Our main emphasis is on acquiring general-purpose warehouse distribution properties within industrial submarkets, supported by favorable trends and demand, e-commerce, population and job growth. Supplementing our acquisition opportunities, we will remain active in the build-to-suit market and have a continuing interest in completing more development transactions similar to our Etna Park 70 project near Columbus, Ohio, which Brendan will talk about in more detail shortly.

To move us closer to our industrial portfolio goal, we are marketing or intend to market for sale approximately $400 to $500 million of primarily office assets in 2019, and this number has the potential to move higher. Generally speaking, while selling office and other noncore is our principal disposition goal, there are industrial sales that have or will arise from exceptionally well-priced end user/buyer opportunities or in the context of upgrading the quality of our holdings. Lara will discuss our disposition plan in more detail later in the call.

We saw moderate leasing volume of approximately two million square feet in 2018, with industrial cash rents increasing roughly 4% and office cash rents staying relatively flat. We have continued to be proactive in our leasing efforts for 2019 expirations. And currently, about two-thirds of this rollover has been or is expected to be addressed through lease extensions or sale. James will discuss more on leasing later in the call.

During the quarter, we took advantage of market volatility and repurchased approximately four million common shares at an average price of $8.07 per share, which brought our total share repurchase activity in 2018 to 5.9 million shares at an average price of $8.05 per share. The additional 10 million share repurchase authorization approved by the Board of Trustees in November provided us flexibility to take advantage of the disconnect between our share price and net asset value during the quarter. In our view, share repurchase remains a useful tool to augment shareholder value under certain circumstances.

Our balance sheet is exceptionally strong and arguably the best that it's ever been. Cash proceeds from the office portfolio sale we announced in September provided us the opportunity to pay off a substantial amount of debt in both the third and fourth quarters. We ended the year levered 4.7x net debt-to- adjusted EBITDA. Leverage levels may fluctuate during the year depending on the timing of sales and purchases, but we expect to keep our leverage low in comparison to recent years. While future asset purchases will largely be funded from disposition proceeds, we have balance sheet capacity and flexibility as needed to capitalize on opportunities that may arise.

Turning to our financial results. In the fourth quarter, we generated net income of $0.10 per diluted common share and adjusted company FFO of $0.22 per diluted common share. Adjusted company FFO for the year was $0.96 per diluted common share, which was slightly better than we had anticipated.

In connection with our earnings release today, we announced 2019 adjusted company FFO guidance in the range of $0.75 to $0.79 per diluted common share. We believe our transition to a single-tenant industrial net-leased REIT will provide for a more favorable long-term growth profile, greater certainty of cash flows and the opportunity for better valuation. In the interim, earnings dilution is to be expected from selling our office and other noncore assets, which is reflected in 2019 guidance. We can also expect capital expenditures and leasing costs to decline considerably over time as we reposition the portfolio, which will enhance free cash flow.

This morning, we announced our new annual dividend rate of $0.41 per diluted common share, which is in line with estimated taxable income. The new dividend level allows for plenty of retained capital in relation to projected 2019 adjusted company FFO, and our payout ratio should still be conservative after factoring in the dilution from all asset sales and reinvestment going forward. The board's prudent approach in setting this dividend rate will allow the company to reinvest more capital into our business as we look to achieve consistent and sustainable earnings and net asset value growth.

We look forward to doing the work required in 2019 to move us closer to our target portfolio construct. Our business plan has been designed to focus on our single-tenant industrial strategy, while balancing our desire to dispose of office and other noncore assets with appropriate attention to maximizing value in every case. We will now spend some time reviewing investments, dispositions, leasing and financial results in more detail.

I'll turn the call over to Brendan to discuss investments.

Brendan Mullinix:

Thanks, Will. We completed a successful year with the purchase of two warehouse facilities in the fourth quarter for $108 million. Including these acquisitions, 2018 investment activity totaled $316 million at average GAAP and cash cap rates of 6.5% and 5.3%, respectively, with the cash cap rate impacted by a free rent period on one of our recent purchases. Our 2018 purchases included fourth quarter acquisitions, are all aligned with our principal business strategy of owning well-located, high-quality warehouse distribution facilities in both primary and secondary markets.

Looking more closely at fourth quarter activity, we closed on the 540,000 square foot newly constructed Class A distribution facility we spoke about on our last quarter's call. The facility is well located within one of Phoenix, Arizona's fastest-growing industrial submarkets. The $41 million facility is leased for seven years to the pet food producer and distributor, Blue Buffalo, which is a division of General Mills. An attractive average rental rate of $4.52 per square foot includes 2.5% annual rental growth. The property features 36-foot clear heights, ample dock doors, parking and trailer stalls, LED lighting throughout and 100% concrete truck ports.

Additionally, we acquired a one million square foot warehouse complex in the Richmond, Virginia industrial submarket leased to Philip Morris for 12 years. We like the Richmond industrial market, which is currently experiencing positive market fundamentals, including low vacancy. The property consists of 4 Class A mission-critical warehouse facilities that are situated within close proximity to the tenant's U.S. plant. This transaction appealed to us for a host of reasons, including the long-term leasing credit tenancy, the general flexibility of the property for future use by other tenants and a starting rent of $3.65 per square foot with 1.5% annual bumps.

Following quarter-end, we acquired two additional Class A warehouse distribution facilities for an aggregate total of approximately $58 million. This included a 676,000 square foot facility located in the popular Atlanta submarket of McDonough, Georgia, leased to Carlstar for approximately 5 years, as well as a 380,000 square foot facility in the Indianapolis MSA leased to LaCrosse Footwear for 7 years.

As it relates to our Etna, Ohio build-to-suit joint venture, during the quarter, we acquired a 57-acre parcel from the joint venture and entered into a long-term ground lease with Kohl's department stores. Kohl's has commenced the construction of a 1.2 square foot e-fulfillment distribution center on the parcel. The initial ground rate equates to a 6% yield on an allocated land cost of $7.2 million and escalates annually by the greater of 3% or CPI. The ground lease provides Kohl's for the purchase option in January 2021 for a purchase price of $10.7 million. While we would prefer to retain this as a long-term investment, the execution was excellent, and the opportunity to sell the land more than recoups our initial land investment of $5.8 million for the entire park. There still remains up to 1.4 million square feet available to develop.

Phase 2 of the industrial park, which consist of infrastructure work, is currently underway and will allow for the development of the balance of the site. As the build-out continues, our hope is to work with future tenants on the remaining development parcels as owner-landlord. In general, we are interested in other development ventures like this where we may have the opportunity to produce higher yields. We are in the process of exploring similar-type transactions at other locations.

Subsequent to the quarter, we committed to fund a 200,000 square foot expansion at our Preferred Freezer cold-storage facility in Richland, Washington. The expansion to the existing 456,000 square foot facility is being completed to provide additional freezer space for Preferred's client, Lamb Weston Sales. In connection with the expansion, Preferred Freezer agreed to extend its lease for the entire premises by 5 years to August 2040. Initial cash rent for the expansion will be approximately $5 million or 7.45% of our purchase price and will escalate by 2% annually thereafter. Following the expansion, total annual cash rent for the facility will be approximately $17 million or 7.61% of our aggregate costs. Lamb Weston Holdings, who was a subsidiary of ConAgra and the parent company to Land Weston Sales, will replace ConAgra as credit support. We expect the expansion to be completed in November of this year.

In the context of our future investment activity, there is no shortage of opportunities in the industrial marketplace although pricing remains competitive. Our forward pipeline include the number of investments that are comparable to what we have purchased in recent years with similar pricing. We intend to be active this year with a continued focus on South and Midwest markets, where we have a presence, and other markets that are supported by healthy market fundamentals and strong demographic trends.

I'll now turn the call over to Lara to discuss dispositions.

Lara Johnson:

Thanks, Brendan. Fourth quarter dispositions totaled $93 million and rounded out a robust year of consolidated disposition volume totaling $1.1 billion at average GAAP and cash cap rates of 8.9% and 8.4%, respectively. The quarter sales represented approximately $11 million of annualized NOI, with only approximately three years of weighted-average lease term remaining and consisted of two retail properties and six office assets, including the Federal Express property in Memphis, Tennessee.

We believe our 2018 disposition efforts were very successful in the context of our overall business strategy. These efforts, combined with investment purchases and leasing activity, increased our industrial exposure by approximately 21% compared to just a year ago on both a gross book value and revenue basis. Needless to say, this allows us to benefit from the stability of industrial cash flows relative to office with its generally higher capital and leasing cost. This will enhance cash flow sustainability and growth going forward.

In 2019, we will continue to significantly decrease our office exposure consistent with our repositioning efforts, and we expect to execute on approximately $400 million to $500 million of sales consisting primarily of office assets. Thereafter, while all options will be considered, our current plan is to prudently sell the remaining noncore portfolio with the objective of maximizing value and a series of individual asset sales over the coming years.

Our 2019 disposition plan is comprised of a mix of short, mid- and long-term leased properties and contemplates a potential fourth quarter sale of our Dow Chemical complex in Lake Jackson, Texas, which represents a significant portion of our overall 2019 plan.

The timing of this sale, along with market conditions and the composition and timing of other sales, will, of course, affect our pricing outcomes. But we expect the entirety of our 2019 disposition plan to be comparable to or more favorable than 2018 in terms of the average cap rate. As Will mentioned earlier, our principal focus remains on efficiently selling our office assets, but we remain open-minded to capitalizing on unique industrial opportunities if we can benefit from increased market interest and exceptionally strong pricing. For instance, in the first quarter of 2019, we sold an industrial asset we built in 2016 to the tenant for approximately $79 million or 29% more than our investment cost-basis.

The majority of the assets in our 2019 plan are either currently in the market or being prepared for market. Subject to timing and composition, the properties we are marketing this year could generate taxable gains on sale of up to $92 million. We will endeavor to complete 1031 exchange transactions to defer those gains as an alternative to special distribution. We are ready for another busy year on the disposition front and are looking forward to moving closer to completing our portfolio transition.

With that, I'll turn the call over to James who can provide an update on leasing.

James Dudley:

Thanks, Lara. We leased a little under a half a million square feet during the fourth quarter, bringing 2018 leasing volume to approximately two million square feet. Our portfolio is 95.1% leased at quarter-end. The decrease, compared to last quarter, was driven primarily by the Swiss Re lease expiration in Overland Park, Kansas and two industrial non-renewals. We were pleased to see our weighted-average lease term increase to 8.9 years from 8.5 years compared to the third quarter, primarily as a result of fourth quarter industrial purchases and the sale of some shorter lease duration assets.

Also in the quarter and more recently, we saw a good deal of positive activity as we continue to proactively address upcoming lease roll and portfolio vacancy. GAAP and cash rents on extensions grew by approximately 9% and 3%, respectively, during the quarter. This included a 4% increase in cash rent for our industrial property leased to Teasdale Foods. We had discussed this recently purchased property last quarter, and in the fourth quarter, we extended the lease term to 2033.

We also increased cash rent by 2% through a seven-year lease extension for a 60,000 square foot office property in Knoxville, Tennessee leased to Caremark. Following quarter-end, we signed a six-year lease extension with Jacobson Warehouse at our industrial property in Rockford, Illinois for which we raised cash rents by 11%. Owens Corning also renewed their leases after quarter-end at our 250,000 and 400,000 square foot properties in Hebron, Ohio, which resulted in 1% cash rental increases at both properties with no TIs, leasing or transactions costs.

For our remaining 2019 expirations, we are currently working on lease extensions or sales in most cases. On the office side, we are negotiating a long-term lease extension with Quest Diagnostics, a subtenant of T-Mobile in Lenexa, Kansas, whose lease expires in October of this year. This lease will most likely result in a substantial roll down from previous rent but will help support value in the context to the sale of both the debt balance. Additionally, our Alstom Power building in Midlothian, Virginia is under contract to be sold. And we continue to market for lease or sale our Houston office property whose lease expire with Ricoh at the end of January.

Finally, on the office side, we had expected John Wiley, the primary office tenant in our Indianapolis, Indiana property, to lease a portion of the 141,000 square foot building. They have decided not to renew their lease and will most likely vacate the property. This lease is set to expire in October of this year, and we are proactively marketing this space for lease or sale.

Moving on to 2019 industrial expirations. We continue to work on a lease extension with L'Oréal at our 650,000 square foot facility in Streetsboro, Ohio, whose lease is set to expire this October. Finally, we expect Michelin, who occupies two facilities in Moody, Alabama and Laurens, South Carolina to vacate at the end of their lease terms in December 2019 and January 2020, respectively. Although they have not formally indicated they will be moving out, they're in the process of building a new industrial facility in Greenville, South Carolina, which will likely absorb the square footage of our two facilities. The marketing process has begun on both properties, and we have already had quite a bit of activity at the Laurens location.

Moving on to vacancies during the fourth quarter. The office lease with Swiss Re in Overland Park, Kansas expired, and our expectation is the property will be conveyed in foreclosure sale as previously noted. As it relates to the other Swiss Re office property, we are currently negotiating a long-term lease with a subtenant. We believe if executed, it would result in a value above the debt balance.

Additionally, as expected, the tenants of two of our industrial properties in Henderson, North Carolina and Plymouth, Indiana did not renew their leases when they expired at the end of the fourth quarter. While recent industrial vacancy as a percentage of square footage has impacted occupancy, it only represents 1% of our overall consolidated portfolio 2018 rental revenue.

We continue to market our four vacant industrial properties for sale or lease. In most cases, we are seeing encouraging activity and are hopeful for positive outcomes given the continued demand by industrial users.

With that, I will now turn the call over to Pat who will discuss financial results.

Patrick Carroll:

Thanks, James. For the fourth quarter, gross revenues totaled $87 million compared with gross revenues of $102 million for the same time period in 2017. The decrease was related mostly to property sales, most notably the joint venture office sale, slightly offset by property acquisitions. For calendar year 2018, gross revenues increased to $395 million from $392 million at the end of 2017. The slight increase was a result of acquisition activity, new leases and acceleration of below market lease accretion for certain purposes in which the tenants renewal option expired, all of which were offset by sales.

Our net income attributable to common shareholders for the fourth quarter was $24 million or $0.10 per diluted common share compared to net income attributable to common shareholders of approximately $29 million or $0.12 per diluted common share for the same time period in 2017. The decrease was attributable to investment and disposition activities.

Net income attributable to common shareholders for the full year was $221 million or $0.93 per diluted common share compared to $79 million or $0.33 per diluted common share for the full year 2017. The primary driver of this increase were gains on sale. We provided an expected net income attributable to common shareholders guidance range this morning of $1.36 to $1.40 per diluted common share. This range is always subject to change.

Adjusted company FFO for the fourth quarter was $54 million or $0.22 per diluted common share compared to $63 million or $0.26 per diluted common share for the same time period in 2017. The decrease was primarily related to asset sales and lower leverage.

Full year 2018 adjusted company FFO totaled $236 million or $0.96 per diluted common share compared to $239 million or $0.97 per diluted common share for 2017. We also announced today initial 2019 adjusted company FFO guidance in the range of $0.75 to $0.79 per diluted common share. This lower range, compared to 2018, reflects the full year impact of 2018 sales and acquisition activity and 2019 transactions previously discussed. This guidance also assumes vacant properties are not re-leased. The primary differences in the high and low end of our guidance relate to transaction volume, cap rates and timing of purchases and sales.

At year-end, same-store NOI was approximately $191 million or slightly down 0.2% when compared to year- end 2017. Same-store percentage lease at the end of the fourth quarter was 92.1% compared to 98.9% for the same time period in 2017. This decrease was primarily related to five property vacancies.

Dispositions during the quarter resulted in aggregate gains on sale of $13 million, and full year 2018 dispositions resulted in $253 million of gains on sales. The considerable 2018 gain is mostly attributable to our large office portfolio disposition completed in the third quarter.

Property operating expenses are beginning to trend downward. For the fourth quarter, operating expenses were $10 million, roughly $3 million lower than for the same time period in 2017. For full year 2018, property operating expenses were $43 million compared to $49 million for full year 2017. The decrease resulted primarily from reduced transaction cost and from the sale of multi-tenanted and vacant properties in which we have operating expense responsibilities.

Leasing cost and tenant improvements were approximately $3.1 million in the fourth quarter, bringing full year 2018 cost to $12.8 million. Estimated TIs and leasing cost for 2019 are budgeted to be approximately $20 million, although this is subject to change and dependent on a variety of factors including sales volumes.

G&A expenses were $8 million for the quarter, about $1 million less when compared to the fourth quarter of 2017. G&A expenses for the full year 2018 was $32 million, a decrease of approximately $2.5 million when compared to the full year 2017. The decrease was primarily related to reduction in professional fees. We believe this number will continue to trend lower this year as we further simplify operations through office dispositions. Our preliminary estimate of 2019 G&A is within the range of $27 million to $29 million.

Now moving on to the balance sheet. At quarter-end, we had $169 million of cash. We also had $64 million of assets held for sale in conjunction with our sales effort. At quarter-end, our consolidated debt outstanding was approximately $1.5 billion with a weighted-average interest rate of approximately 4% and a weighted average term of 7.2 years.

Fixed charge coverage was approximately 2.5x, and leverage remained low at 4.7x net debt-to-adjusted EBITDA at quarter-end. We expect we will operate within a narrow band of approximately 5x net debt-to- adjusted EBITDA in 2019.

We repaid the remaining $149 million on our 2020 term loan during the quarter and satisfied $7.9 million of nonrecourse mortgage debt. Subsequent to quarter-end, we replaced our credit agreement for our revolving credit facility and the 2021 term loan, extended the maturity of the revolver to February 2023 and reduced the applicable margin rates on both the term loan and the revolver.

Before I turn the call back to Will, I wanted to note that we anticipate a delay in filing our 2018 10-K but expect to file within the SEC's 15-day grace period. The delay is due to the 2018 adoption of two accounting standards that require retrospective adjustment to the statement of cash flows. Given that we switched audit firms in 2017, the required changes in presentation to the 2016 statement of cash flows is pending review. While we felt it prudent to inform you at this time, we believe this has no impact on our operating results as it is only a change in the presentation of the 2016 cash flow line items.

T. Wilson Eglin:

Thanks, Pat. Before opening the call for Q&A, I would be remiss not to mention that Robert Roskind, our longtime Chairman, retired as an employee last month. Robert started our franchise in 1973 and were it not for his talent and courage in doing so, none of us would be here this morning. Further, it's largely due to his generosity, tolerance and personal interest in people and professional development that we have so much management talent and depth in our organization, which positions us for success going forward. For this and so many other reasons, all interested parties inside and outside of Lexington, owe Robert a hearty and sincere thank you. With that, operator, we are ready for you to conduct the question-and-answer portion of the call.

Operator:

Thank you. (Operator Instructions) Our first question comes from Barry Oxford of D.A. Davidson. Please go ahead.

Barry Oxford, D.A. Davidson & Co.:

Great. Thanks guys. Will, when you think about share buybacks versus buying assets here in 2019, I know your stock price has had at least a small run in here, but it still, from my calculations, looks pretty attractive. So with share buybacks still even at this price beyond the table, how do you kind of think about that when you're sitting around kind of making those decisions?

T. Wilson Eglin:

Yes. I mean, buyback last year for us was a very good use of our capital. There was quite a bit of volatility in the market and there were several times during the year where the share price was very meaningfully disconnected from NAV. And we felt like we were active at what proved to be the bottom of the market in each time. So we have over 10 million shares of authorization. We do think that the shares are a good value, but our philosophy about buyback is if we're going to decapitalize the company, we want to try to be patient and keep our powder dry for those times when the share price is very meaningfully disconnected from NAV.

Barry Oxford:

Great, great. And then a more, I guess, micro question, an accounting question. The joint venture noncontrolling interest adjustment, how should we think about that line item going forward?

Patrick Carroll:

Well, the main item on that, obviously, is the joint venture we have with NNN. So this quarter was a full quarter of it. So I think it's a very good run rate to use. Obviously, to the extent that the joint venture sells properties, it obviously could change because of that. But from a run rate, I think you could use this quarter.

Barry Oxford:

Great, thanks so much. I’ll yield the floor. Thanks guys.

T. Wilson Eglin:

Thanks Barry.

Operator

Our next question comes from Sheila McGrath of Evercore ISI. Please go ahead.

Sheila Kathleen McGrath, Evercore ISI Institutional Equities:

Yes, good morning. I was wondering if you could talk about how much cash you expect to retain this year with the new dividend policy. And how the outlook for capital expenditures is shaping up this year versus prior years now with the industrial focus?

Patrick Carroll:

Hey Sheila. From the standpoint of the cash, if you take a look at our AFO guidance, excuse me, our FFO guidance, straightline rents are about -- are going to be about $13 million of that. And the CapEx this year of $20 million, $17 to $18 million are office properties. And that's going to tail off greatly going forward as we transition more to industrial assets. So I would expect that number to drop drastically even from the $20 million down going forward in the future years, anywhere between $8 million and $12 million in the out-years going forward, setting the dividend at the taxable income of $0.41. And because of that drop in TI commitments, that will enable us to retain a significant amount of cash flow over a five-year period.

Sheila Kathleen McGrath:

Okay, great. And then I was wondering if you could talk about the cap rates for industrial acquisition in the market today. There's so much capital targeting industrial deals. And how much mix will be straight acquisition versus kind of forward build-to-suit or development?

Brendan P. Mullinix:

Sure. Well, the market still remains highly competitive. As you pointed out, there is a lot of capital chasing the sector. I think that our expectation at the same time is that cap rates will stay fairly steady with where they were last year. So we would expect to continue to invest at similar cap rates as we did in 2018. And so that would put us anywhere in the range of between 5% and 6% and probably most active between 5.5% and 6%.

Sheila Kathleen McGrath:

Okay, great. And last question. At year-end, I think you mentioned, Will, that you were 71% of gross assets in industrial. What do you think that mix looks like by the end of 2019?

T. Wilson Eglin:

I mean, it's hard to peg a specific number for year-end, Sheila, because so much of that outcome is derivative of acquisition volume this year. I think as we make our way through the year, we'll be able to have a little bit more clarity around that. But we're focused on continuing to transition more and more into industrial as fast as we can. Where we are at year-end will, as I said, be a function of how many good acquisitions we can find. And as Lara mentioned, there will be some opportunity to perhaps sell some industrial properties in what we think are eye-popping prices. That may slow things down a little bit. But as we make this transition, we don't want to be close-minded about capitalizing on those sorts of opportunities.

Sheila Kathleen McGrath:

Okay, great. Thank you.

Operator:

Our next question comes from Craig Mailman of KeyBanc Capital Markets. Please go ahead.

Craig Mailman, KeyBanc Capital Markets:

Hey guys. Apologies if I missed this, but the $400 million to $500 million of dispos for '19, kind of what do you think the timing is? Or how do you guys have it kind of layered into guidance?

Lara Johnson:

Sure. We'll go over this throughout the year. This is Lara Johnson, by the way, Craig. And we have a heavyweight scheduled for the fourth quarter, as I mentioned, with our Dow Chemical property candidate for the fourth quarter. But for the remainder of the pipeline, the dispositions, we expect to complete those -- we've already completed one, and we'll continue to roll those throughout the year.

Craig Mailman:

That's helpful. And then just on the dividend reset here. I mean, how much cushion does that give you guys to continue to sell maybe into 2020 without running into too many issues as you guys kind of recycle out maybe some higher cap rate assets into some lower cap rate industrial? Kind of how does that balancing act kind of look here?

T. Wilson Eglin:

We can absorb all the dilution from all of the sales associated with repositioning the portfolio and still have ample coverage.

Craig Mailman:

Okay, okay. That’s it for me. Thanks guys.

T. Wilson Eglin:

Thank you.

Operator:

Our next question comes from John Guinee of Stifel. Please go ahead.

John Guinee, Stifel, Nicolaus & Company, Incorporated:

Okay, hey Pat, nice quarter by the way, give us a little more color on guidance. Does the '21, '20, '19, '18 sound right quarter-by-quarter? Or do you think this is trending the other way?

Patrick Carroll:

Guidance is, we don't give quarterly guidance, and it's all dependent upon the timing of sales and how we roll those out. We've never given quarterly guidance. I don't expect any real spikes, but that's not what we, we don't give that, John.

John Guinee:

Great. Thank you.

Operator:

Our next question comes from Jon Petersen of Jefferies. Please go ahead.

Jon Petersen, Jefferies LLC:

Great. Thanks. So on the 2019 disposition, I think, Lara said you guys expect cap rates to be a little bit lower in 2019 versus 2018. I think the Dow Chemical sale probably was driving that down. So I hope you guys can help us kind of break out what cap rates might look like with and without the Dow Chemical building and maybe some just some framework around what sort of cap rate you think you can get on the Dow Chemical building.

Lara Johnson:

Sure. So we don't want to give guidance on where we think Dow will trade because we don't want to impact the marketing efforts there. But we do think, and of course this depends on the timing and composition of the sales we ultimately complete, but we do think that we will be in line or better than 2018, both with and without Dow.

Jon Petersen:

Okay. So we should be expecting -- I guess, the answer is we should be expecting higher cap rates over the next 3 quarters, and then a low cap rate disposition is the right way to think about it.

T. Wilson Eglin:

Yes, that's correct. That's correct, Jon.

Jonathan Petersen:

And then Pat, on the G&A, you talked about trending lower throughout 2019. I guess, if we think longer term, I guess, will, by the time you get to the fourth quarter, is that kind of a run rate into 2020? And does that imply there's probably a little bit more downside into 2020, and then we hit the floor? Or is 2019 the floor in G&A?

Patrick Carroll:

Well, there's always cost of living and professional fees always go up. But I wouldn't say it's a floor, but it might be a plateau and, with a slight increase. But I think it should be indicative of going forward. I mean, when you transition into more industrial, it just takes, it's just a less costly way to operate the business.

Jonathan Petersen:

Okay, thank you very much.

Operator:

This concludes the question-and-answer session. I would like to turn the conference back over to Will Eglin for any closing remarks.

T. Wilson Eglin:

Thanks, operator. We appreciate everyone joining us this morning. Please visit our website or contact Heather Gentry if you would like to receive our quarterly materials. And in addition, as always, you may contact me or the other members of senior management with any questions. Thanks again, and have a great day.

Operator:

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.